Exhibit 2.2

Termination Agreement

This Termination Agreement (this “Agreement”) is entered into on August 10, 2015, by The Joint Corp., a Delaware corporation (“TJC”) and Align Group, LLC a New York limited liability company (“Align”), Marc Ressler (“Ressler”), a managing member of Align, and all parties together, the “Parties”).

Background:

A. Align is a party to a Regional Developer Agreement dated September 12, 2012(the “RDA”) relating to Franchises in Erie County, New York.

B. The Parties want to terminate the RDA on the terms and subject to the conditions of this Agreement.

Now, therefore, in consideration of their mutual promises and intending to be legally bound, the Parties agree as follows:

1. Definitions

Capitalized terms used in this Agreement (including the preceding “Background” section) without being defined have the same meanings that they have in the RDA.

2. Termination

The Parties agree that, with the exception of the survival of certain terms of the RDA as provided in Paragraph 4 of this Agreement (the “Surviving Terms”), the RDA is hereby terminated, effective as of the date of this Agreement; and with the exception of the Parties’ respective rights, duties and obligations under the Surviving Terms, all of the Parties respective rights, duties and obligations under the RDA are thereby terminated.

3. Payment

Concurrently with the execution of this Agreement, TJC has paid Align $130,500.00 in immediately available funds by a wire transfer to the bank account designated by Align.

4. Surviving Terms

(a) Notwithstanding the termination of the RDA, the following provisions of the RDA shall survive and continue in effect in accordance with their terms:

(1) Subsection (c) (uncaptioned) of Section 5.2 (“Regional Developer Manual”);

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(2) Section 10 (“Confidential Information);

(3) Section 12.2 (“Post-Term”) of Section 12 (“Non-Competition”);

(4) Section 13.2 (“Rights and Obligations Upon Termination or Expiration”);

(5) for purposes of resolving any disputes under this Agreement, Section 14 (“Mediation and Arbitration”);

(6) Section 15.2 (“Indemnification”);

(7) Section 15.4 (“Survival of Covenants”);

(8) for purposes of resolving any disputes under this Agreement, Section 15.8 (“Consent to Jurisdiction”);

(9) Section 15.10 (“Limitation of Claims”);

(10) Section 15.14 (“Severability”) and

(11) for purposes of resolving any disputes under this Agreement, Section 15.15 (“Fees and Expenses”).

5. Releases

(a) Align, for itself and its heirs, legal representatives and assigns, hereby unconditionally and irrevocably releases and waives all claims, demands, causes of action and damages of any kind whatever, whether known or unknown (collectively, “Claims”) that Align now has or in the future may have against TJC and its successors and assigns by reason of any event, occurrence or omission arising under or relating to the RDA, with the exception of Claims arising under this Agreement, or under the surviving provisions of the RDA to the extent that such claim arises on or after the date of this Agreement.

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(b) TJC, for itself and its successors and assigns, hereby unconditionally and irrevocably releases and waives all Claims that TJC now has or in the future may have against Align and its successors and assigns by reason of any event, occurrence or omission arising under or relating to the RDA, with the exception of Claims arising under this Agreement, or the under surviving provisions of the RDA to the extent that such claim arise on or after the date of this Agreement.

6. Representations and Warranties

Align and Ressler hereby jointly and severally represent and warrant to TJC as follows:

(a) Organization. Align is a limited liability company duly organized and validly subsisting under the laws of the State of New York, and Align has full power and authority to conduct its business as it is now being conducted, and to execute, deliver and perform this Agreement.

(b) Authority. Neither Align nor Ressler is a party to, subject to, or bound by any agreement, judgment, order, writ, injunction, or decree of any court or governmental body that prevents or impairs the carrying out of this Agreement. The execution, delivery and performance of this Agreement and all other documents, instruments and agreements contemplated hereby have been duly authorized by all required limited liability company action of Align. All other actions (including all action required by state law and by the organizational documents of Align) necessary to authorize the execution, delivery and performance by Align of this Agreement, and the other documents, instruments and agreements necessary or appropriate to carry out the transactions herein contemplated, have been taken by Align. Upon the execution of this Agreement and the other documents and instruments contemplated hereby by Align and Ressler, this Agreement and such other documents and instruments will be the valid and legally binding obligations of Align and Ressler, enforceable against each of them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(a)                   No Consent or Approval Required. No authorization, consent, approval or other order of, declaration to or filing with any governmental body or authority is required for the consummation by Align and Ressler of the transactions contemplated by this Agreement.

7. Indemnification

(a) Align, for itself and its successors and assigns, hereby agrees to indemnify TJC and its successors and assigns against, and hold TJC and each of the others harmless from, any Claim by a third party which may at any time be asserted against TJC by reason of any action or omission by Align under or relating to the RDA.

(b) TJC, for itself and its successors and assigns, hereby agrees to indemnify Align and its successors and assigns, and hold Align and each of the others harmless from, any Claim by a third party which may at any time be asserted against Align by reason of any action or omission by TJC under or relating to the RDA.

8. Counterparts

This Agreement may be signed in any number of counterparts (including by facsimile or portable document format (pdf)), all of which together shall constitute one and the same instrument.

9. Governing Law

This Agreement shall be governed by the laws of the State of Arizona without regard to conflicts-of-law principles or rules that would require this Agreement to be governed by the laws of a different state.

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10. Binding Effect

This Agreement shall apply to, be binding in all respects upon and inure to the benefit of Parties and their respective heirs, legal representatives, successors and assigns.

In witness, the Parties have executed this Agreement.

The Joint Corp.

By
David Orwasher
President and Chief Operating Officer

Align Marketing, LLC

Marc Ressler, Managing Member

Marc Ressler, Individually

[Signature page to Termination Agreement.]

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